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                                                                       Exhibit 5

                                Law Offices Of

                               FREEBORN & PETERS

                                  Suite 3000
                            311 South Wacker Drive
                         Chicago, Illinois 60606-6677
                                (312) 360-6000


                              July 20, 1994




Information Resources, Inc.
150 North Clinton Street
Chicago, Illinois 60661

Gentlemen:

  We have acted as counsel to Information Resources, Inc., a Delaware corporation (the "Company''), in connection with the preparation and filing of the Registration Statements on Form S-8 (the "Registration Statements'') pertaining to the registration by the Company of an additional 4,000,000 shares of its Common Stock in connection with the Company's Employee Nonqualified Stock Option Plan and an additional 500,000 shares of its Common Stock in connection with the Company's 1992 Executive Stock Option Plan (the "Plans''). Terms not otherwise defined herein shall have the same meaning ascribed to them in the Registration Statements.

  In that connection, we have examined the originals, or copies certified or otherwise authenticated to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Company's Certificate of Incorporation and By-laws in effect on the date hereof and the resolutions of the Board of Directors and the Executive Committee of the Board of Directors of the Company relating to the proposed offerings.

  For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.


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Information Resources, Inc.
July 20, 1994
Page 2


  Based on the foregoing, we are of the opinion that:

  1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own its property and conduct its business as described in the Registration Statements.

  2. The shares of Common Stock being offered pursuant to the Registration Statements have been duly and validly authorized for issuance under the Plans and, when delivered by authorized officers of the Company pursuant to the Plans against payment of the consideration set forth therein, such shares will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

  We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Illinois and United States of America and the internal corporate law of the State of Delaware.

  This opinion is furnished to you in connection with the filing of the Registration Statements and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                 Very truly yours,



                                                 Freeborn & Peters






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